CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of AmericaFirst Quantitative Funds and to the use of our report dated August 29, 2016 on the financial statements and financial highlights of the AmericaFirst Defensive Growth Fund, AmericaFirst Income Fund (formerly AmericaFirst Income Trends Fund), AmericaFirst Tactical Alpha Fund (formerly AmericaFirst Absolute Return Fund), AmericaFirst Quantitative Strategies Fund and AmericaFirst Seasonal Rotation Fund (formerly AmericaFirst Seasonal Trends Fund), each a series of shares of beneficial interest of AmericaFirst Quantitative Funds. Such financial statements and financial highlights appear in the June 30, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 26, 2016